Exhibit 99.1

301 S. Tippecanoe Ave. San Bernardino, California 92402	Contact: Phil Smith Stater Bros. Holdings Inc. (909)733-5287
P R E S S R E L E A S E
For Immediate Release
Tuesday, August 12, 2008
STATER BROS. SALES SET 3RD QUARTER RECORD
San Bernardino, California-Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc., announced financial results for the thirteen week third quarter and thirty-nine week year-to-date period ended on June 29, 2008.
Sales for the thirteen week third quarter ended June 29, 2008, increased 2.5% to a record of $932.7 million compared to $910.2 million for the thirteen weeks ended June 24, 2007. The Easter Holiday fell in the second quarter of fiscal 2008 and in the third quarter of fiscal 2007. After taking into consideration the timing effect of the Easter Holiday, like store sales increased 1.8% for the thirteen weeks ended June 29, 2008.
Total sales for the thirty-nine weeks ended June 29, 2008, increased $120.4 million or 4.5% and amounted to $2.80 billion compared to $2.68 billion for the same period in fiscal 2007. Year-to-date like store sales increased 2.9% in fiscal 2008 compared to the same period in fiscal 2007.
The Company reported net income of $9.2 million for the thirteen week third quarter of fiscal 2008 and $15.6 million for the thirteen week third quarter of fiscal 2007. New income for the fiscal year-to-date periods amounted to $33.5 million in 2008 and $39.0 million in 2007.
Brown said, “Our financial results for both the third quarter and thirty-nine weeks ended June 29, 2008 were affected by the downturn in the economy and the negative effect it had on the family budgets of our “Valued Customers”.
We held the line on some price increases to assist our customers in coping with outrageous fuel costs and general price increases in all the family needs which negatively affected our earnings.
However, our plan was to hold our customer counts and that was accomplished with an increase of 324,000 customers during the last 10 weeks.
This means that when our customers have more to spend we’ll get our share and unlike some retailers, we won’t have to go looking for our customers. A lost customer is very hard to locate and win back.
We are focused on controlling expenses during these tough economic times while we continue to provide our customers with the quality and value that they expect and deserve.
By the end of our current fiscal year, we will complete our new refrigerated distribution facility, the final phase of distribution consolidation.
Our new state-of-the-art distribution center will allow us to better serve our “Valued Customers.”
We remain committed to being the low price leader while providing a friendly and satisfying shopping experience to our “Valued Customers” on each and every one of their visits to our Supermarkets.”
Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in Southern California and operates 165 supermarkets through its wholly owned subsidiary, Stater Bros. Markets. Stater Bros. Markets also owns and operates Santee Dairies, manufacturer of quality “Heartland Farms” dairy products.
For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 733-5000.
STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 71 GOLDEN YEARS
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STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited

	09/30/07	06/29/08
Assets
Current assets
Cash and cash equivalents	$277,062	$164,070
Restricted cash	8,121	5,621
Receivables, net	46,391	53,155
Inventories	202,073	221,290
Other	34,965	35,916

Total current assets	568,612	480,052

Property and equipment, net	629,644	720,097

Deferred debt issuance costs, net	17,671	15,272
Other	54,351	60,969

Total assets	$1,270,278	$1,276,390

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	$187,978	$184,139
Accrued expenses and other liabilities	142,597	105,550
Current portion of capital lease obligations	1,008	1,121

Total current liabilities	331,583	290,810

Long-term debt	810,000	810,000
Capital lease obligations, less current portion	6,285	5,430
Other long-term liabilities	113,131	127,410

Total stockholder’s equity	9,279	42,740

Total liabilities and stockholder’s equity	$1,270,278	$1,276,390

STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	06/24/07	06/29/08	06/24/07	06/29/08
Sales	$910,229	$932,668	$2,680,645	$2,801,059

Gross profit	253,787	249,221	745,121	749,928

Operating expenses:
Selling, general and administrative expenses	199,849	207,853	605,335	620,703
Depreciation and amortization	12,313	12,996	36,282	39,069

Total operating expenses	212,162	220,849	641,617	659,772

Operating profit	41,625	28,372	103,504	90,156

Interest income	4,930	962	10,475	4,975
Interest expense	(20,782)	(14,904)	(48,816)	(42,907)
Other income (expenses), net	159	99	(9)	2,839

Income before income taxes	25,932	14,529	65,154	55,063

Income taxes	10,330	5,350	26,190	21,602

Net income	$15,602	$9,179	$38,964	$33,461